EQUITY INNS ANNOUNCES RETIREMENT OF CFO DONALD DEMPSEY,
                  APPOINTS J. MITCHELL COLLINS TO REPLACE HIM

GERMANTOWN, Tenn., January 20, 2004 - Equity Inns, Inc. (NYSE: ENN), a hotel real estate investment trust (REIT), today announced that Chief Financial Officer Donald H. Dempsey is retiring. J. Mitchell Collins has been appointed as his replacement.

Mr. Dempsey joined Equity Inns in July 1998 and since that time has served as Executive Vice President, Secretary, Treasurer, in addition to his role as Chief Financial Officer. Mr. Dempsey will also resign from the board of directors.

Mr. Collins, who will begin officially on January 26, 2004, most recently served as a Special Advisor to Gaylord Entertainment Company (NYSE: GET), which had acquired his predecessor firm ResortQuest International in November 2003. Mr. Collins had been ResortQuest's Chief Financial Officer for approximately four years, where he was responsible for the Company's financial functions, public reporting requirements, human resources, as well as all dealings with the institutional capital markets. He also led the installation of various technology platforms in accounting and payroll to create efficiencies and reduce operating costs.

Prior to his role at ResortQuest, Mr. Collins served as a Team Leader for Real Estate and Hospitality Services at Arthur Andersen's Mid-South Practice, where he led numerous debt and equity offerings, assisted clients with merger and acquisition issues and worked on multiple operational consulting and internal control reviews.

Phillip H. McNeill, Sr., Chief Executive Officer and Chairman of the Board commented, "We will certainly miss Don's many contributions to our company and gained tremendously from his expertise in the hotel and lodging industry. We wish him success as he begins a new phase in his life."

Mr. McNeill, Sr., continued, "At the same time, we are pleased to welcome Mitch to the Equity Inns' team. Mitch brings extensive depth and talent to our organization in terms of M&A, tax strategy and other financial experience. We look forward to benefiting from his formidable skill-set."

About Equity Inns
Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company owns 91 hotels with approximately 12,000 rooms located in 34 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

CONTACT:     Equity Inns, Inc.
             Howard Silver,
             President
             901/754-7774
                         Or
             Integrated Corporate Relations, Inc.
             Brad Cohen,
             203/222-9013 ext. 238